EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 23, 2004 accompanying the consolidated financial statements included in the Annual Report of Flag Financial Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in this Registration Statement of Flag Financial Corporation on Form S-8.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
December 16, 2004